Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS REVENUES AND EARNINGS

FOR THE FIRST QUARTER 2009

•	First Quarter 2009 Revenue:	$723 million; down 18%
•	First Quarter 2009 Operating Income:	$57 million; down 21%
•	First Quarter 2009 EPS:	24 cents vs. 28 cents

LOWELL, ARKANSAS, April 13, 2009 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced first quarter 2009 net earnings of $30.8 million, or diluted earnings per share of 24 cents vs. first quarter 2008 earnings of $36.4 million, or 28 cents per diluted share.

Total operating revenue for the current quarter was $723 million, an 18% decrease from $878 million for the first quarter 2008.  The decrease in operating revenue was primarily attributable to lower fuel surcharge revenues which reflect significantly lower fuel costs in the first quarter of 2009.  Higher Intermodal segment volumes and significant growth in our Integrated Capacity Solutions (ICS) segment partially offset lower volumes in our Dedicated Contract Services (DCS) segment and in our Truck segment. The significant decline in Truck revenues was primarily a result of our ongoing long-term strategy to reduce the size of the segment’s tractor fleet and due to weaker demand brought about by the current economic recession.  Current quarter operating revenue, excluding fuel surcharges, decreased 8% from the first quarter 2008.

Operating income for the current quarter declined to $57.0 million vs. $72.1 million for the first quarter 2008.  This decline was primarily due to a drop in our Intermodal operating income and an operating loss in our Truck segment.  The operating income decline in both segments reflects lower demand brought about by the current economic recession.  Net earnings declined in the current quarter vs. 2008 due to the lower operating income, offset somewhat by significantly lower interest expense and a slightly lower effective income tax rate.  Net interest expense declined approximately $4.8 million, compared with the same period 2008, primarily due to the reduction of outstanding debt and lower interest rates.

“Our two biggest segments, Intermodal and DCS, which make up 79% of our total revenues, continue to differentiate us from other generic transportation offerings.  Despite a weak economy and lower demand, both Intermodal and DCS have shown great resilience in profitability in the face of serious negative macroeconomic conditions.

“The lingering freight recession, now estimated to be in the third year, is the longest and deepest in modern transportation history.  Our diversification strategy initiated several years ago and our best-in-class intermodal and dedicated services have helped sustain our earnings in these turbulent times.  We believe we have taken the right actions to weather this downturn, while leaving the Company very well positioned for the eventual recovery.  Intermodal and DCS, in particular, are leaders in markets where we have established defensible characteristics.  Further, ICS enables us to bring the substantial resources of our Company into markets that previously did not fit our network,” said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	First Quarter 2009 Segment Revenue:	$391 million; down 10%
•	First Quarter 2009 Operating Income:	$41.3 million; down 20%

JBI continues to provide customers the platform to convert highway freight to more cost effective and environmentally friendly intermodal operations with comparable on-time service.   Our Eastern network load growth was 38% in the current quarter while our overall load growth was 5%.   Our transcontinental business contracted 4% during the current period primarily as a result of reduced west coast imports.  Volume trends improved slightly each month during the quarter.  JBI segment revenue was down 10% primarily because of the reduction in fuel costs and the resulting reductions in fuel surcharge revenue.   Overall our pricing was flat with the same quarter of 2008, although it is being supported by higher priced short-haul business.  Our length of haul shrunk by 4% and is now at levels equivalent to those we had in 2000-2001.

Our JBI operating ratio was 89.4% for the current period.   Operating capacity, comprised of tractors, drivers and containers, could support an additional 10% growth rate. We have adjusted our capital expenditure plan for 2009 to reflect the slower demand and will be well-equipped to meet the increasing demands of our customers once volumes improve.   We continue to focus on the execution of the business, taking costs out where we can while continuing to improve service.  In addition, we continue to seek and add new intermodal lanes, opening more than 50 new services in the current quarter.  These new lanes serve both to expand our current service areas and to assist in lowering cost and improving service on existing business.

Dedicated Contract Services (DCS)

•	First Quarter 2009 Segment Revenue:	$179 million; down 21%
•	First Quarter 2009 Operating Income:	$17.4 million; down 5%

DCS continued to deliver differentiated performance by working closely with customers to adjust our services during this severe demand recession and through our unique contract model.  Operating income decreased $945,000 compared to the first quarter 2008, which includes a $385,000 bad debt charge from a small client’s sudden bankruptcy.  Our continuing ability to manage our costs combined with a more stable contract platform enables us to produce consistent results.  Excluding the effect of fuel surcharges, revenue declined 13% relating to a decline in average trucks of 373 units to 4,524 vs. 4,897 units in the first quarter 2008.

The decline in truck count primarily relates to continued, proactive reductions in some existing fleets as customers continue to adjust to current lower business demand levels.  We believe that while this fleet contraction may persist throughout the current economic recession, we will be able to equalize the demand contraction with new business development in expanding areas of expertise.  Illustrating our evolution in services, we continue to replace capacity or generic dedicated services, with customers for whom we perform specialized, value added-delivery services. By widening the scope of the DCS segment, we are setting up for ongoing growth in the channels of our business model that is more resilient.

Truck (JBT)

•	First Quarter 2009 Segment Revenue:	$102 million; down 45%
•	First Quarter 2009 Operating Income:	$(5.8) million vs. $(.05) million

JBT revenue for the current quarter declined 45%, compared with the first quarter 2008.  Excluding fuel surcharge revenue, JBT revenue declined 39%.  We have continued to right-size our tractor fleet according to customer demand, which resulted in a reduction of 948 tractors, or 23%, compared with the tractor count at the end of the first quarter 2008.  Our fleet ended the quarter at 3,109 tractors.

Compared to the same quarter a year ago, our average length of haul decreased 7.5%, while revenue per load, excluding fuel surcharges, decreased 8.1%.  Rates per loaded mile, excluding fuel surcharges, decreased 2.4% compared to the first quarter of 2008.  Continued soft demand and aggressive pricing from competitors forced our own spot prices downward in this period.  Spot activity increased from 5.4 percent of total volume one year ago to 8.4 percent. While spot rates decreased significantly, rates from consistent shippers on the remaining 91.6% of our volume, declined only slightly by 1.4 cents per loaded mile, or 0.8%, excluding fuel surcharges.

JBT’s total maintenance expense increased from 7.9% of operating revenues in the first quarter 2008, excluding fuel surcharges, to 11.3% in the current quarter primarily due to an aging tractor fleet that we are not replacing given the lack of reasonable financial returns.

Integrated Capacity Solutions (ICS)

•	First Quarter 2009 Segment Revenue:	$56 million; up 51%
•	First Quarter 2009 Operating Income:	$4.1 million; up 111%

ICS revenue increased 51% from the first quarter 2008 on an 84% increase in load volume. We continued to see steady volume increases throughout the first quarter 2009 with load volumes increasing 19% from the fourth quarter 2008. However, due primarily to declining fuel prices throughout the fourth quarter 2008 and the current quarter, our total revenue decreased 6% from the fourth quarter 2008.  Despite the decreased revenue, our current quarter net operating revenue (gross revenue less purchased transportation) and our operating income increased 9% and 22%, respectively, from the fourth quarter 2008.

Operating expenses (which excludes purchased transportation expense) increased 94% from the first quarter 2008 primarily due to employee additions. Year over year employee count increased 119% from 2008. We continued to increase our workforce during the first quarter 2009, with the number of employees increasing 15% from the fourth quarter 2008. Our operating expenses, as a percentage of net operating revenue, decreased to 67% in the first quarter from 69% in the first quarter 2008.  Our third party carrier base grew 15% during the current quarter to over 19,700 carriers by quarter-end.

Cash Flow and Capitalization:

At March 31, 2009, we had a total of $629 million outstanding on various debt instruments compared to $865 million at March 31, 2008, and $634 million at December 31, 2008.

Our net capital expenditures for the first quarter 2009 approximated $55 million compared to $60 million for the first quarter 2008.  At March 31, 2009, we had cash and cash equivalents of $3.6 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2008. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2009		2008
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$663,654		$724,170
Fuel surcharge revenues	59,181		154,213
Total operating revenues	722,835	100.0%	878,383	100.0%

Operating expenses
Rents and purchased transportation	299,422	41.4%	330,676	37.6%
Salaries, wages and employee benefits	192,345	26.6%	213,635	24.3%
Fuel and fuel taxes	59,230	8.2%	134,001	15.3%
Depreciation and amortization	47,363	6.6%	50,539	5.8%
Operating supplies and expenses	35,626	4.9%	36,797	4.2%
Insurance and claims	11,850	1.6%	17,802	2.0%
General and administrative expenses, net of gains	8,450	1.2%	9,531	1.1%
Operating taxes and licenses	6,895	1.0%	8,053	0.9%
Communication and utilities	4,664	0.6%	5,294	0.6%
Total operating expenses	665,845	92.1%	806,328	91.8%
Operating income	56,990	7.9%	72,055	8.2%
Net interest expense	6,756	0.9%	11,506	1.3%
Equity in loss of associated companies	625	0.1%	855	0.1%
Earnings before income taxes	49,609	6.9%	59,694	6.8%
Income taxes	18,851	2.6%	23,281	2.7%
Net earnings	$30,758	4.3%	$36,413	4.1%
Average diluted shares outstanding	128,558		127,914
Diluted earnings per share	$0.24		$0.28

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended March 31
	2009		2008
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$391,470	54%	$436,804	50%
Dedicated	179,449	25%	228,356	26%
Truck	101,627	14%	184,983	21%
Integrated Capacity Solutions	56,471	8%	37,493	4%
Subtotal	729,017	101%	887,636	101%
Intersegment eliminations	(6,182)	(1)%	(9,253)	(1)%
Consolidated revenue	$722,835	100%	$878,383	100%

Operating income

Intermodal	$41,320	73%	$51,842	72%
Dedicated	17,377	30%	18,322	25%
Truck	(5,816)	(10)%	(46)	(0)%
Integrated Capacity Solutions	4,115	7%	1,951	3%
Other (1)	(6)	(0)%	(14)	(0)%
Operating income	$56,990	100%	$72,055	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended March 31
	2009	2008

Intermodal

Loads	200,232	191,020
Average length of haul	1,798	1,879
Revenue per load	$1,955	$2,287
Average tractors during the period*	2,131	1,834

Tractors (end of period)
Company-owned	2,127	1,879
Independent contractor	4	6
Total tractors	2,131	1,885

Containers (end of period)	39,310	34,190
Average effective trailing equipment usage	34,354	32,402

Dedicated

Loads	284,362	330,841
Average length of haul	220	233
Revenue per truck per week**	$3,132	$3,632
Average trucks during the period***	4,524	4,897

Trucks (end of period)
Company-owned	4,127	4,631
Independent contractor	41	87
Customer-owned (Dedicated operated)	144	90
Total trucks	4,312	4,808

Trailing equipment (end of period)	9,563	8,182
Average effective trailing equipment usage	12,829	13,120

Truck

Loads	113,332	170,294
Average length of haul	455	492
Loaded miles (000)	53,306	84,921
Total miles (000)	61,716	96,925
Average nonpaid empty miles per load	74.2	73.0
Revenue per tractor per week**	$2,578	$3,443
Average tractors during the period*	3,106	4,197

Tractors (end of period)
Company-owned	2,174	3,298
Independent contractor	935	759
Total tractors	3,109	4,057

Trailers (end of period)	14,031	17,228
Average effective trailing equipment usage	10,095	12,370

Integrated Capacity Solutions

Loads	51,610	28,080

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)
(unaudited)

	March 31, 2009	December 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$3,576	$2,373
Accounts receivable	278,543	280,614
Assets held for sale	13,185	17,843
Prepaid expenses and other	77,392	95,457
Total current assets	372,696	396,287
Property and equipment	2,185,715	2,169,893
Less accumulated depreciation	794,964	783,363
Net property and equipment	1,390,751	1,386,530
Other assets	17,930	10,636
	$1,781,377	$1,793,453

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$65,000	$118,500
Trade accounts payable	157,608	196,059
Claims accruals	18,598	18,095
Accrued payroll	43,483	33,156
Other accrued expenses	32,446	31,995
Deferred income taxes	10,024	10,083
Total current liabilities	327,159	407,888

Long-term debt	564,000	515,000
Other long-term liabilities	30,640	30,490
Deferred income taxes	308,382	311,064
Stockholders’ equity	551,196	529,011
	$1,781,377	$1,793,453

Supplemental Data

(unaudited)

	March 31, 2009	December 31, 2008

Actual shares outstanding at end of period (000)	126,095	126,062

Book value per actual share outstanding at end of period	$4.37	$4.20

	Three Months Ended March 31
	2009	2008

Net cash provided by operating activities (000)	$73,879	$116,888

Net capital expenditures (000)	$54,850	$60,452